Exhibit 99.1

PRESS RELEASE


Contact:    David J. O'Connor
            President and Chief Executive Officer
            New England Bancshares, Inc.
            (860) 253-5200

              NEW ENGLAND BANCSHARES, INC. ANNOUNCES CASH DIVIDEND

         Enfield, Connecticut - May 14, 2007. New England Bancshares, Inc. (Nasdaq GM: NEBS) announced today that the Company's Board of Directors declared a cash dividend for the quarter ended March 31, 2007 of $0.03 per share. The cash dividend will be payable on June 20, 2007 to stockholders of record on June 1, 2007.

         New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Ellington, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.
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